SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

JMAR TECHNOLOGIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

July 21, 2008

Dear Shareholder:

It is my pleasure to invite you to the 2008 Annual Meeting of Shareholders of JMAR Technologies, Inc.

We will hold the meeting on Friday, August 22, 2008 at 3:00 p.m. at the Company’s offices at 10905 Technology Place, San Diego, California 92127. After the close of the formal portion of the meeting JMAR’s CEO will briefly review the major developments of 2008 and answer questions from shareholders.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides additional information about JMAR’s management.

Your vote is important. Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card promptly. If you attend the meeting and prefer to vote in person, you may do so if you are a record holder (or if your shares are in “street name” and you have obtained a legal proxy from your broker).

We look forward to seeing you at the meeting.

Sincerely,

/s/ Charles A. Dickinson
Chairman of the Board

JMAR TECHNOLOGIES, INC.
10905 Technology Place
San Diego, California 92127
858-946-6800

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On

Friday, August 22, 2008

TO OUR SHAREHOLDERS:

The Annual Meeting of Shareholders of JMAR Technologies, Inc. will be held on August 22, 2008, at 3:00 P.M. (Pacific Time), at the offices of the Company, 10905 Technology Place, San Diego, California, for the following purposes:

(1)	Elect five directors to serve for the next year or until their successors are elected;

(2)	Ratify the selection of Singer Lewak Greenbaum & Goldstein LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008;

(3)	Transact any other business that may properly be presented at the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. If you were a shareholder of record at the close of business on July 14, 2008, you are entitled to vote at the Annual Meeting.

You are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope.

By Order of the Board of Directors,

/s/ Edward C. Hall
Corporate Secretary,
Chief Financial Officer
San Diego, California
July 21, 2008

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

PROXY STATEMENT FOR JMAR TECHNOLOGIES, INC.
2008 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

WHY DID YOU SEND ME THIS PROXY STATEMENT?

We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2008 Annual Meeting of Shareholders. This Proxy Statement summarizes the information you need to know to cast an informed vote at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

Along with this Proxy Statement, we are also sending you the JMAR Technologies, Inc. (“JMAR” or “Company”) 2007 Annual Report.

WHO IS ENTITLED TO VOTE?

We will begin sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about July 21, 2008 to all shareholders entitled to vote. Shareholders who owned JMAR Common Stock at the close of business on July 14, 2008 (“Record Date”) are entitled to vote. At the record date, there were 57,198,277 shares of JMAR Common Stock outstanding. JMAR Common Stock is our only class of outstanding voting capital stock.

WHAT CONSTITUTES A QUORUM?

A majority of our shareholders entitled to vote at the meeting must be present, in person or by proxy, in order to constitute a quorum. We can only conduct the business of the meeting if a quorum has been established. In order to conduct the meeting and to vote to elect the directors and approve the proposal to ratify the selection of the Company’s independent auditors, shareholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers’ shares who cause abstentions to be recorded at the meeting, will be considered present at the meeting and entitled to vote and they will count toward the quorum.

HOW MANY VOTES DO I HAVE?

For voting on the approval of the ratification of the selection of the auditors, each holder of record of JMAR Common Stock on the Record Date will be entitled to one vote for each share held. For the election of directors, shareholders will have the right to cumulate their votes as described in the following paragraph. The proxy card indicates the number of shares that you hold.

DO SHAREHOLDERS HAVE THE RIGHT TO CUMULATE THEIR VOTES IN ELECTION OF DIRECTORS?

Under a California law that is applicable to JMAR, shareholders have certain cumulative voting rights in the election of directors. Under cumulative voting, each shareholder is entitled to as many votes as equals the number of shares of common stock held by that shareholder multiplied by the number of directors to be elected (5). Each shareholder may cast all of his or her votes for a single candidate or may distribute them among two or more candidates as he or she sees fit. However, no shareholder shall be entitled to cumulate votes for a candidate unless (i) the candidate’s name has been properly placed in nomination in accordance with the Company’s Bylaws prior to the Annual Meeting, and (ii) notice of intention to cumulate votes has been given by a shareholder at the Annual Meeting prior to the voting. If any shareholder gives such notice, then all shareholders may then cumulate their votes. If cumulative voting is applicable and there are more than five nominees for director, then the proxy holders will exercise their discretionary authority to cumulate and cast the votes covered by the proxies received by them in such a manner as they believe will ensure the election of as many of the Company’s nominees as possible.

HOW DO I VOTE BY PROXY?

Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

If you properly fill in your proxy card and send it to us in time to vote, your “Proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your Proxy will vote your shares as recommended by the Board of Directors as follows:

▪	“FOR” the election of all five nominees for director

▪	“FOR” the selection of Singer Lewak Greenbaum & Goldstein LLP as the Company’s independent auditors

If any other matter is presented, your Proxy will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in accordance with his best judgment. At the time this Proxy Statement went to press, we knew of no matters which are proposed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

If you hold your shares of JMAR Common Stock in “street name” (that is, through a broker, bank or other nominee) and you fail to instruct your broker, bank or nominee as to how to vote such shares of common stock, your broker, bank or nominee may, in its discretion, vote your shares “FOR” the election of directors described herein. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on “routine” matters, but not on “non-routine” matters. Both the election of directors (Proposal 1) and the ratification of auditors (Proposal 2) are considered “routine” matters.

MAY I CHANGE MY VOTE AFTER I RETURN MY PROXY?

If you are a “record holder” of the shares (i.e., your shares are not held in “street name”) and you have returned the enclosed proxy card, you may change your vote at any time before the vote is conducted at the Annual Meeting. You may change your vote in any one of three ways:

▪	You may request another proxy card from JMAR’s Corporate Secretary, complete it and mail it to JMAR’s Corporate Secretary.

▪	You may notify JMAR’s Corporate Secretary by mail before the Annual Meeting that you have revoked your proxy.

▪	You may attend the Annual Meeting and vote in person.

If your shares are held in “street name” (i.e., in the name of your broker, bank or other nominee), you should contact your broker, bank or other nominee for instructions on how to change your vote.

HOW DO YOU VOTE IN PERSON?

If you are a record holder of the shares and you plan to attend the Annual Meeting and vote in person, we will give you a ballot form when you arrive. Your voting in person at the Annual Meeting will take precedence over any prior proxies you have given. However, if your shares are held in “street name” (i.e., in the name of your broker, bank or other nominee), you must obtain a legal proxy from your broker, bank or other nominee and bring it to the Annual Meeting in order to cast your vote in person.

WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSALS?

PROPOSAL 1:
Election of Five Directors
The five nominees for director who receive the most votes will be elected. So, if a quorum exists and you do not vote for a particular nominee, or you indicate “WITHHOLD AUTHORITY” to vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee. Subject to certain notice requirements described above, you may cumulate your votes for directors.

PROPOSAL 2:
Ratification of Selection of Auditors
The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on this proposal at the Annual Meeting is required to approve the ratification of the selection of Singer Lewak Greenbaum & Goldstein LLP as the Company’s independent auditors for the year 2008. Abstentions (whether by brokers or other record holders) will be counted as present at the meeting and will have the effect of an “AGAINST” vote.

WHO PAYS THE COST OF SOLICITING THESE PROXIES?

JMAR will pay all the costs of soliciting these proxies. In addition to mailing proxy soliciting material, our directors, officers and employees also may solicit proxies in person, by telephone or by other electronic means of communication for which they will receive no compensation. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain authority to execute proxies. We will reimburse them for their reasonable expenses.

INFORMATION ABOUT JMAR STOCK OWNERSHIP

Ownership of 5% or More of JMAR Common Stock

The following lists all persons known by the Company to be the beneficial owner of 5 percent or more of the Company’s Common Stock as of July 14, 2008. A person is deemed to be the beneficial owner of JMAR Common Stock, whether or not such person has any economic interest therein, if such person directly or indirectly has (or shares with others) voting or investment power with respect to the JMAR shares or has the right to acquire beneficial ownership within sixty days.

	Number of Shares of	Percentage of
Name and address of	Common Stock	Outstanding Common Stock
Beneficial Owner	Beneficially Owned	Beneficially Owned

Charles A. Dickinson(1)	2,983,834	5.21%

Laurus Master Fund, Ltd.	6,687,529	9.99%
c/o Laurus Capital Management, LLC
825 Third Avenue, 14th Floor
New York, NY 10022

(1)  See Ownership of JMAR Common Stock by Management below.

Included in the shares listed above, as of July 14, 2008, are a portion of the shares of Common Stock issuable on exercise of warrants owned by Laurus. The Preferred Stock and Warrants owned by Laurus may not be converted or exercised into Common Stock if it results in Laurus having beneficial ownership of more than 9.99% of the outstanding shares of JMAR common stock at any time (the “Ownership Limitation”). Laurus may terminate this Ownership Limitation with respect to all of the Preferred Stock and with respect to substantially all of the Warrants upon a minimum of 75 days notice or upon a default by the Company of its redemption obligations under the Preferred Stock. Absent the Ownership Limitation, Laurus would have beneficial ownership of a total of 150,975,300 shares, consisting of: (i) 3,604,961 owned at July 14, 2008, (ii) 20,065,472 shares issuable upon conversion of Convertible Preferred Stock, and (iii) 127,048,956 shares issuable upon exercise of Warrants. If all derivative securities held by Laurus were freely exercisable and convertible within 60 days, this total of 150,974,945 shares of Common Stock would represent beneficial ownership of 67.3% of the Company’s Common Stock.

Ownership of JMAR Common Stock by Management

The following table sets forth the beneficial ownership of Common Stock of the Company as of July 14, 2008 by each director, the “Named Officers” (as defined in “Summary Compensation Table” below) and by all directors and executive officers as a group. Except as otherwise noted, the following stockholders have sole voting and investment power with respect to the shares. Information with respect to beneficial ownership is based on information furnished to the Company by each stockholder included in the table.

	Number of Shares of	Percentage of
	Common Stock	Outstanding Common Stock
Beneficial Owner	Beneficially Owned	Beneficially Owned
Charles A. Dickinson (1)	2,983,834	5.21%
C. Neil Beer (2)	564,983	(5)
J. Paul Gilman (3)	113,190	(5)
Richard J. Naughton	194,821	(5)
James B. McCarthy	92,593	(5)
Douglas Cheng	96,500	(5)
Robert A. Selzer	81,500	(5)
All Executive officers and directors as a group (7 persons) (4)	4,239,432	7.35%

(1)	Includes 61,217 shares held by Mr. Dickinson’s wife. Includes 62,750 shares issuable upon exercise of currently exercisable stock options.

(2)	Includes 387,750 shares issuable upon exercise of currently exercisable stock options.

(3)	Includes 20,000 shares issuable upon exercise of currently exercisable stock options.

(4)	Includes 470,500 shares issuable upon exercise of currently exercisable stock options.

(5)	Less than one percent.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

We are asking the shareholders to elect a board of five directors at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s five nominees named below, all of whom are presently directors of the Company. While the Company has no reason to believe that any of the nominees will be unable to serve as a director, if such an event should occur, the shares will be voted for such substitute nominee or nominees as may be designated by the Board of Directors. The term of office of each person elected as director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and qualified.

Name of Nominee	Age	Principal Occupation	Director Since

C. Neil Beer, Ph.D.	73	President and Chief Executive Officer of the Company	1988

Charles A. Dickinson	84	Chairman of the Board	2001

J. Paul Gilman, Ph.D.	55	Senior Vice President, Covanta Energy, Inc.	2005

Richard J. Naughton	61	President, International Data Security	2007

James B. McCarthy	56	Chairman and CEO of Gemini Consulting Group	2008

C. NEIL BEER, Ph.D. was elected President and Chief Executive Officer of JMAR Technologies, Inc. in April, 2006 and has served on the JMAR Board of Directors since July 1988. Prior to assuming the CEO position at JMAR, Dr. Beer was the Executive Vice President of Computer Technology Associates, Inc. From April 1996 until April 2002, Dr. Beer was the President of SECON, a software systems engineering company supporting the national intelligence community. He was founder and chairman of the Teller Foundation from September 1989 to June 1996, focused on the applications of science and technology consistent with the ideas and ideals of Dr. Edward Teller. From September 1986 to October 1989, he was President and Chief Executive Officer of Thermo Technologies Corporation which develops advanced lasers, optics, signal processing and energy conversion hardware. Previously, he was Deputy for Strategic Defense, Military Applications, at Livermore National Laboratory. During his career with the U.S. Air Force, Dr. Beer achieved the rank of Major General and was deputy Chief of Staff, plans and programs, for the Air Force Space Command. Earlier, while assigned to the office of the Secretary of Defense, he worked with the White House staff on policy and support requirements. Dr. Beer was associate professor of mathematics at the Air Force Academy and a combat pilot in Southeast Asia. Dr. Beer graduated magna cum laude with a B.S. degree in engineering from the University of Oklahoma where he also received his doctorate in Operations Research/Mathematics. Dr. Beer is a distinguished graduate of the Industrial College of the Armed Forces and recipient of the NDIA Medal for Outstanding Achievement in Space.

CHARLES A. DICKINSON was elected Chairman of the Board in April, 2006 and has been a director of the Company since August 2001. Mr. Dickinson twice served as Chairman of the Board of Directors of Solectron Corporation, a worldwide leader in electronics manufacturing, assembly, and test services for electronic companies around the world. He was a director of Solectron from 1984 to 2004 and served as Chairman from 1986 to 1990 and from 1994 to September 1996. While an outside director, he accepted the assignment of establishing Solectron’s European business in 1991 and served as President of Solectron Europe from 1993 to February 1996. From January 2000 to August 2001 he was Chairman of the Board of Directors of SAL, Inc. (which was acquired by the Company in 2001). Before joining Solectron, Mr. Dickinson was Chairman, President and CEO of Vermont Micro Systems, Inc. He was also CEO of Dataproducts Corporation and he served seven years in various general management roles at Control Data Corporation. Prior to that, he was the Corporate Vice President of Manufacturing for Memorex and spent 20 years at RCA. He has served on the Boards of many other public and private companies over the years and currently is the Chairman of LeCroy Corporation, Inc., a public company, and privately-held Aavid Thermal Technologies, Inc. and Nypro, Inc. Mr. Dickinson holds a Bachelors of Electrical Engineering and an MBA from the University of Minnesota.

J. PAUL GILMAN, Ph.D. was elected as a director of the Company in April, 2005. Dr. Gilman joined Covanta Energy, Inc. in 2008 as Senior Vice President, Chief Sustainability Officer.  He is responsible for implementing Covanta’s environmental compliance, safety programs, and sustainability initiatives for further reducing the company’s environmental impact while increasing the use of its technologies.  Before joining Covanta he was the Director of the Oak Ridge Center for Advanced Studies.  He served as the Assistant Administrator for Research and Development and Science Advisor at the U.S. Environmental Protection Agency from 2002 until 2004.  Prior to that, he was Director for Policy Planning at Celera Genomics.  Dr. Gilman was the Executive Director of the life sciences and agriculture divisions of the National Research Council of the National Academies of Sciences and Engineering from 1993 until 1998.  Other government service included the Executive Office of the President as the Associate Director of the Office of Management and Budget (OMB) for Natural Resources, Energy, and Science and also as Executive Assistant to the Secretary of Energy for technical matters.  He has 13 years of experience working on the staff of the United States Senate in several capacities, including as a Congressional Science Fellow sponsored by the American Association for the Advancement of Science and as the Staff Director of the Subcommittee on Energy Research and Development.

RICHARD J. NAUGHTON was elected as a director of the Company and appointed Chairman of the Board's Audit Committee in November 2007. Admiral Naughton’s experience is in operational, financial and technical management which includes innovative policy development, long-term strategic business planning, identification of growth and acquisition opportunities and government relations. Admiral Naughton retired from active military duty in January, 2004 with more than 15 years of top-level executive management experience. His last assignment was as Superintendent of the United States Naval Academy. From 2000 to 2002, he served as Commander, Naval Strike & Air Warfare Center. Prior to that, Admiral Naughton served as Commander, Carrier Group FOUR/Carrier Striking Force where he trained deploying battle groups consisting of more than 100,000 sailors and marines. From 1996 to 1998, he was Director for Plans and Policy (J-5) United States Transportation Command where he developed an innovative strategy for worldwide transportation needs. He also served as the Commanding Officer of the Nuclear Powered Aircraft Carrier, USS Enterprise. Since retiring from the Navy, the Admiral has provided consulting services to major defense and transportation companies including Lockheed Martin and Northrop Grumman, and was CEO for Xenonics Holdings, Inc., a world leader in high intensity illumination and low light vision systems for defense and security applications. He is president of International Data Security, which provides data center and managed services to marine vessels in metropolitan areas. Admiral Naughton holds a BS in Engineering from the U.S. Naval Academy, an MS in Aeronautical Engineering and a Professional Aeronautical Engineer degree from the U.S. Naval Postgraduate School (both with distinction), and is a graduate from the Industrial College of the Armed Forces.

JAMES B. MCCARTHY was elected as a director of the Company in January, 2008. Mr. McCarthy is currently Chairman and CEO of Gemini Consulting Group, an international management consulting and development company focusing on the health care industry. Prior to forming Gemini, Mr. McCarthy was the Executive Vice President of a Chicago-based health care consulting company from 1984 to 1991. He also held positions as Vice President and General Manager of a medical device manufacturing company in Chicago from 1981 to 1984, and prior to that he spent five years in increasingly responsible planning positions with the Medical Products Division of 3M Company. Mr. McCarthy received his B.A. from the University of Notre Dame, his J.D. from the Loyola University School of Law, and his M.B.A. from the Keller Graduate School of Management. He is a member of various state and national organizations, including the American Health Lawyers Association. He also serves on the National Advisory Council of the Keller Graduate School of Management, Chicago, Illinois. Mr. McCarthy is a Director of Sirigen Group Limited, London, England and is a member of the Board of Directors of Protein Polymer Technologies, Inc. (PPTI), San Diego, California.

Vote Required for Election of Directors

Directors are elected by a plurality of the votes. If more than five persons are in nomination, the five nominees receiving the most votes will be elected as directors. Once a quorum is established, abstentions or other non-votes will not have any legal effect on the election of directors. See “Information About the Annual Meeting and Voting” on pages 1-3 above for information about cumulative voting rights.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE “FOR” ELECTION OF ALL FIVE NOMINEES FOR DIRECTOR.

INFORMATION ABOUT THE BOARD AND CORPORATE GOVERNANCE

The Board is elected by the shareholders to oversee their interests in the long-term health and the overall success of the Company and its financial strength. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the shareholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Company.

Independence Determination

Although the Company is not listed on Nasdaq, it follows the Nasdaq definition of director independence. Under the Nasdaq listing standards, a director is deemed to be independent if he or she is not an officer or employee of the Company and has no relationship which, in the opinion of the Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Specific relationships that would result in a director not being independent include employment by the Company within the past three years, receiving payments from the Company in excess of $60,000 during any of the past three years (other than Board or Committee fees) and being related to an executive officer of the Company.

The Board has determined that four of its five directors are independent under the Nasdaq listing standards, with Dr. Beer (President and CEO) not meeting the Nasdaq definition of independence. The Board intends to review the independence of its directors on at least an annual basis. Since August 2002, the position of Chairman of the Board has also been held by an independent director.

The Board and Board Committees

The following table lists the current members of each of the Board’s standing Committees.

Nominating
and Corporate
Board Member	Audit	Compensation	Governance

J. Paul Gilman	X		X

Charles A. Dickinson		Chair	Chair

Richard J. Naughton	Chair		X

James B. McCarthy		X	X

Meetings held in 2007:	4	4	2

The Audit Committee

The Audit Committee of the Company’s Board of Directors acts in accordance with a written charter first adopted and approved by the Board. A copy of the revised Audit Committee Charter is available on the Company’s website at www.jmar.com. Under the terms of its Charter, the Audit Committee represents and assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements and its ethics program, the independent auditors’ qualifications and independence and the performance of its independent auditors. In fulfilling its duties, the Audit Committee, among other things, shall:

•	have the sole authority and responsibility to hire, evaluate and, where appropriate, replace the independent auditors;

•
review with management and the independent auditors, the interim financial statements and the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of the Company’s Quarterly Reports on Form 10-Q;

•
review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K (or the annual report) including (a) their judgment about the quality, not just acceptability, of the Company’s accounting principles, including significant financial reporting issues and judgments made in connection with the preparation of the financial statements; (b) the clarity of the disclosures in the financial statements; and (c) the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations, including critical accounting policies;

•	review and discuss with management and the independent auditors the Company’s policies with respect to risk assessment and risk management;

•
review and discuss with management and the independent auditors the Company’s internal controls, and the Company’s disclosure controls and procedures and quarterly assessment of such controls and procedures;

•
establish procedures for handling complaints regarding accounting, internal accounting controls, and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters; and

•	review and discuss with management and the independent auditors the adequacy and effectiveness of the Company’s legal, regulatory and ethical compliance programs.

Audit Committee Member Qualifications:

In addition to meeting the Nasdaq definition of independence, members of the Audit Committee must also satisfy the following requirements: 1) each member meets additional criteria for independence under the Sarbanes-Oxley Act of 2002 (which prohibits the receipt of any compensatory payments from the Company, other than Board or Committee fees), 2) no member has participated in the preparation of the Company’s financial statements during the past three years, 3) each member must also be able to read and understand fundamental financial statements, and 4) at least one member must meet certain additional financial sophistication requirements. Finally, the Company is also required to disclose whether the Audit Committee has a member who is an “audit committee financial expert” as defined in SEC Rules. Admiral Naughton, Chairman of the Audit Committee, meets these qualifications as an audit committee financial expert.

The Compensation Committee

Under the terms of its Charter, the Compensation Committee has overall responsibility for evaluating and approving all director and officer compensation plans, policies and programs of the Company. A copy of the Compensation Committee Charter is available on the Company’s website at www.jmar.com.
In fulfilling its duties, the Compensation Committee, among other things, shall:

•	review and approve all corporate goals and objectives relevant to the compensation of the Chief Executive Officer;

•	evaluate the performance of the Chief Executive Officer in light of approved corporate goals, performance goals and objectives and determine his compensation level;

•	review and approve the compensation of the Company’s executive officers;

•	review and approve all employment agreements, severance agreements or arrangements, change in control agreements/provisions, and any special or supplemental benefits for each executive officer;

•	approve, disapprove, modify or amend all non-equity plans designed and intended to provide compensation primarily for officers;

•	make recommendations to the Board regarding adoption of compensation plans;

•	administer, modify or amend the stock option and other equity incentive plans; and

•
review and make recommendations to the Board on matters concerning the directors’ annual retainer, as well as any other compensation programs for the directors, committee chairpersons and committee members.

The Nominating and Corporate Governance Committee

Under the terms of its Charter, the Nominating and Corporate Governance Committee is responsible for considering and making recommendations concerning the function and needs of the Board, and reviewing and developing corporate governance guidelines. A copy of the Committee’s Charter is available on the Company’s website at www.jmar.com.

In fulfilling its duties, the Nominating and Corporate Governance Committee, among other things, shall:

•	identify individuals qualified to be Board members consistent with criteria established by the Board;

•	recommend to the Board nominees for the next annual meeting of shareholders;

•	evaluate individuals suggested by shareholders;

•	review the performance of the Board on an annual basis;

•
develop and recommend to the full Board a set of corporate governance guidelines, including policies furthering open communication among members of the Board, senior management and outside advisors, requiring regular meetings of the independent directors in executive session and requiring continuing education of directors. The Committee shall review such guidelines annually and recommend any modifications thereto; and

•
periodically review all standing or any ad hoc committees and recommend to the full Board, as appropriate, changes in number, function or composition of committees. In evaluating candidates for nomination to committees of the Board, the Committee shall take into account the applicable requirements for members of committees of boards of directors under the Securities Exchange Act of 1934.

Consideration of Director Nominees

Shareholder Nominees

The Nominating and Corporate Governance Committee will consider all shareholder recommendations for director nominees. Shareholders who wish to submit their recommendations for director candidates may do so by mailing their recommendations in writing to the Nominating and Corporate Governance Committee in care of the Corporate Secretary, JMAR Technologies, Inc., 10905 Technology Place, San Diego, California 92127.

Evaluating Nominees

Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration given to nominees obtained from other sources. In assessing each potential candidate, the Nominating and Corporate Governance Committee will review the nominees’ relevant business and industry experience; independence from management; judgment, skill, integrity and reputation; potential conflicts of interest; the current composition of the Board and such other factors as the Nominating and Corporate Governance Committee determines are pertinent in light of the current needs of the Board. The Nominating and Corporate Governance Committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities. Prior to the nomination of the director nominees on June 26, 2008, no shareholder recommendations for director nominees had been received by the Company.

The Nominating and Corporate Governance Committee may use the services of a third-party executive search firm from time to time to assist it in identifying and evaluating possible nominees for director.

Board Meetings and Executive Sessions

Our Board of Directors held ten Board meetings in 2007, including those held telephonically. All of our directors are encouraged to attend each meeting whether they occur telephonically or in person. Our management provides all directors with an agenda and appropriate written materials sufficiently in advance of the meetings to permit meaningful review. Any director may submit topics or request changes to the preliminary agenda as he or she deems appropriate in order to ensure that the interests and needs of non−management directors are appropriately addressed. To ensure active and effective participation, all of our directors are expected to arrive at each Board and committee meeting having reviewed and analyzed the materials for the meeting.  During 2007, our Board of Directors met ten times, including telephonically, and all of our directors attended all of the meetings of our Board and the meetings held by committees on which they served.

It is the Company’s policy that the independent directors of the Company meet in executive sessions without management in conjunction with regularly scheduled board meetings.  Executive sessions at which the independent directors meet with the Chief Executive Officer also may be scheduled.  During 2007, the independent directors met in executive sessions four times with the presence of only the CEO from management and one session in which the CEO was not present.

Director Contact with Management

All of our directors are invited to contact our Chief Executive Officer at any time to discuss any aspect of our business. In addition, there are frequent opportunities for directors to meet with other members of our management team.

Policy Regarding Board Attendance at Annual Meetings

It is the Company’s policy that, absent unusual circumstances, members of the Board of Directors should attend the Company’s Annual Meeting of Shareholders. This is facilitated by the fact that the Board of Directors customarily holds a regularly scheduled Board of Directors meeting on or near the same date as the Annual Meeting. There was no Annual Meeting of Shareholders in 2007. All members of the Board of Directors plan to attend the Company’s Annual Meeting of Shareholders on August 22, 2008.

Code of Conduct

The Company has adopted a Code of Business Conduct and Ethics in compliance with the applicable rules of the Securities and Exchange Commission that applies to all employees, including all officers, and our non-employee directors, and a Code of Ethics for our Chief Executive Officer, Division General Managers and all senior financial officers, including the Chief Financial Officer. The Company has filed a copy of these policies as exhibits to the Form 10-K for the year ended December 31, 2003. In the event we amend or waive any of the provisions of the Code of Ethics, we intend to disclose the same on the Company’s website at http://www.jmar.com under the caption “Corporate Governance – Code of Ethics.”

Compensation of Board of Directors

During 2007, directors who were not salaried employees of the Company (“Non-Employee Directors”) were paid a quarterly retainer of $3000, with one-half of the fee paid in shares of Common Stock.  In April, 2007, the Board approved a modification of the director compensation arrangements to provide that all meeting fees shall be paid in shares of common stock. Meeting fees paid in the common stock equivalent are: $2,000 for each regular Board of Director’s meeting, $500 for each telephonic Board Meeting and $500 for each formal Committee meeting. All shares issued to directors were issued from the 2006 Equity Incentive Plan which was approved by the shareholders in June 2006 and increased by the directors in February 2008. The number of shares issued has been calculated using the closing price equal to 100% of the average of the closing prices of the stock for the five days prior to the date of grant. Shares granted in the future will be calculated using the closing price for the Company’s common stock for the date such amount is owed.

Mr. Dickinson elected to be paid in stock in lieu of the cash portion of his quarterly retainers and monthly Chairman fee.  Mr. Dickinson is paid a fee of $2,000 per month for his services as Chairman of the Board. In recognition of the responsibilities of the Audit Committee Chairman, in November, 2007 the Board approved a monthly fee of $1,000 per month to be paid in cash to Mr. Naughton as Chairman of the Audit Committee. All directors are eligible to receive option and share grants under the Company’s shareholder-approved Stock Option Plans and the 2006 Equity Incentive Plan on the same basis as key employees of the Company. Grants of options and shares to directors from these plans will be made by the Board’s Compensation Committee on a case-by-case basis on such terms as the Committee in its discretion may decide. The Compensation Committee’s policy has been to make an annual grant of options to the directors at the time of the Annual Shareholders Meeting. No such grant was made in 2007, as no shareholder meeting was held in 2007. The Compensation Committee’s policy is to grant options with an exercise price equal to the fair market value of the stock.

Directors are also reimbursed for their travel, lodging and food expense incurred when attending Board and Committee meetings.

Director Compensation Table

The following table sets forth compensation information with respect to all non-employee directors of the Company for amounts earned during 2007. Compensation information for the Company’s Chief Executive Officer, Dr. C. Neil Beer is reported in the Summary Compensation Table below.

Name	Year	Fees Earned or Paid in Cash (1)	Options Awards (2)	All Other Compensation (3)	Total
Charles A. Dickinson	2007	$-	$8,057	$79,688	$87,745
J. Paul Gilman	2007	$6,000	$4,823	$45,500	$56,323
Richard J. Naughton	2007	$2,000	$-	$7,000	$9,000
Barry Ressler (4)	2007	$6,000	$8,057	$14,500	$28,557
Edward P. O'Sullivan II (5)	2007	$2,500	$-	$3,000	$5,500

(1)	Amounts shown represent fees earned or paid in cash for services as director in 2007.

(2)
Amounts shown for option awards reflect the dollar value recognized for financial statement purposes for the fiscal year ended December 31, 2007 in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“FAS 123(R)”). The costs for awards disregard adjustments for forfeiture assumptions. The full grant date fair value of stock options granted to Messrs. Dickinson, Gilman, Ressler and O’Sullivan during the fiscal year ended December 31, 2007 was $6,902 as computed in accordance with FAS 123(R). A discussion of the relevant assumptions used in the valuation is contained in Note 12 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007 included in Part II, Item 8 of the Company’s Annual Report on Form 10-K filed with the SEC on April 2, 2008. As of December 31, 2007, the total number of stock options outstanding for each director was as follows: Mr. Dickinson (62,750), Dr. Gilman (20,000), Mr. Naughton (0), Mr. O’Sullivan II (28,417) and Mr. Ressler (82,750).

(3)
Amounts shown for All Other Compensation consist of the dollar value of shares of common stock issued to directors in payment of meeting fees, quarterly retainers, monthly Chairman fees and travel-related expenses. The amounts shown reflect the dollar value recognized for financial statement purposes for the fiscal year ended December 31, 2007.

(4)	Mr. Ressler resigned as a director effective on December 1, 2007.

(5)	Mr. O’Sullivan resigned as a director effective on April 2, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Executive officers, directors and certain persons who own more than ten percent of the Common Stock are required by Section 16(a) of the Securities Exchange Act of 1934 to promptly file a Form 4 with the SEC reporting any changes in ownership of Common Stock and to furnish us with copies of such reports. Copies of these reports are available on the SEC’s website at www.sec.gov and on the Company’s website at www.jmar.com. Any transactions not reported currently on a Form 4 must be reported on a Form 5 filed on an annual basis. We have received written representations from each reporting person who did not file a Form 5 annual report that no Form 5 was due. Based on our review of the filed reports and these representations, we believe that all required Section 16(a) reports were timely filed in 2007.

REPORT OF THE AUDIT COMMITTEE

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER JMAR FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT JMAR SPECIFICALLY INCORPORATES THIS REPORT BY REFERENCE THEREIN.

The Audit Committee reviewed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007 and discussed these financial statements with the Company’s management. Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on those consolidated financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. As appropriate, the Audit Committee reviews, evaluates, and discusses with the Company’s management, internal accounting and financial personnel, and with the independent auditors the following:

▪	the audited consolidated financial statements for the fiscal year ended December 31, 2007;

▪	the Company’s financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to shareholders;

▪	changes in the Company’s accounting principles;

▪	significant developments or changes in accounting rules applicable to the Company; and

▪	the adequacy of the Company’s internal controls and accounting and financial personnel.

The Audit Committee also reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2007 and the matters required by Statement on Auditing Standard No. 61 (Communication with Audit Committees) with Singer Lewak Greenbaum & Goldstein LLP, the Company’s independent auditors in connection with such audited financial statements. SAS No. 61 requires the Company’s independent auditors to discuss with the Company’s Audit Committee, among other things, the following:

▪	methods to account for significant unusual transactions;

▪	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

▪	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

▪	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The Company’s independent auditors also provided the Audit Committee with written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors to disclose annually, in writing, all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence. In addition, the Audit Committee discussed with the independent auditors their independence from the Company. The Audit Committee also considered whether the independent auditor’s provision of certain other, non-audit related services to the Company is compatible with maintaining such auditors’ independence.

Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

The Audit Committee Charter also provides that the Audit Committee is responsible for selecting, evaluating, appointing and replacing the independent auditors. In performing that duty, the Audit Committee selected Singer Lewak Greenbaum & Goldstein LLP, to serve as JMAR’s independent auditors for 2008, subject to ratification by the Company’s shareholders.

AUDIT COMMITTEE:
Richard B. Naughton, Chairman
J. Paul Gilman

AUDIT AND NON-AUDIT FEES

Audit and Non-Audit Fees

The following is a description of the fees billed by Singer Lewak Greenbaum & Goldstein LLP (“SLGG”) for the fiscal years ended December 31, 2007 and December 31, 2006.

Audit Fees

SLGG billed the Company an aggregate of $ 307,764 in fees for professional services rendered in connection with the audit of the Company’s financial statements for the year ended December 31, 2007 and for the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007. In addition, the Company was billed $3,284 by SLGG in 2007 for the issuance of a consent with the Form 10-K for the year ended December 31, 2007 and for the Form S-8 filed April 8, 2008. SLGG billed the Company an aggregate of $193,606 in fees for professional services rendered in connection with the audit of the Company’s financial statements for the year ended December 31, 2006 and for the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.

Audit-Related Fees

There were $15,431 in fees for audit-related services billed by SLGG in 2007. There were no fees for audit-related services billed by SLGG in 2006.

Tax Fees

There were no fees for tax services billed by SLGG, including tax compliance and tax consultation, in 2007. There were no fees for tax services billed by SLGG, including tax compliance and tax consultation, in 2006.

All Other Fees

There were no billings from SLGG for 2007 for other products or services. There were no billings from SLGG for 2006 for other products or services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is required to pre-approve all audit and permissible non-audit services provided by the independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other non-audit services not otherwise prohibited. Under this policy, unless a type of service to be provided by the auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any pre-approved services exceeding pre-approved cost levels also will require specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.

Under this policy, general pre-approval may be given for work associated with registration statements under the Securities Act of 1933 (for example, consents); due-diligence work for potential acquisitions or disposals; attest services not required by statute or regulation; adoption of new accounting pronouncements or auditing and disclosure requirements and accounting or regulatory consultations; internal control reviews and assistance with internal control reporting requirements; review of information systems security and controls; tax compliance, tax planning and related tax services (excluding any tax service prohibited by regulatory or other oversight authorities; expatriate and other individual tax services); and assistance and consultation on questions raised by regulatory agencies. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval to permit the Audit Committee to make a determination whether the provision of such services would impair the independent auditor’s independence.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF AUDITORS

The Audit Committee has selected Singer Lewak Greenbaum & Goldstein LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008 and has further directed that management submit the selection of its independent auditors for ratification by the shareholders at the Annual Meeting. Singer Lewak Greenbaum & Goldstein LLP has served as our auditors since April 13, 2006. Prior to that date, Grant Thornton LLP served as the Company’s auditors. The Company does not expect representatives of Singer Lewak Greenbaum & Goldstein LLP to be present at the Annual Meeting.

Shareholder ratification of the selection of Singer Lewak Greenbaum & Goldstein LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Singer Lewak Greenbaum & Goldstein LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Vote Required for Approval

Ratification of the Company’s selection of Singer Lewak Greenbaum & Goldstein LLP as the Company’s auditors for 2008 will require the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the meeting. Abstentions are counted in determining the number of shares present at the meeting and will have the effect of a negative vote.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF SINGER LEWAK GREENBAUM & GOLDSTEIN LLP.

EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company are as follows:

Name	AGE	Position
C. Neil Beer, Ph.D.	73	President, Chief Executive Officer

David G. Wessing	49	Chief Operating Officer and Vice President of Sales and Marketing

Edward C. Hall	67	Vice President, Chief Financial Officer and Secretary

Officers of the Company are elected annually by the Board of Directors and hold office until their successors are duly elected and qualified.

C. NEIL BEER, Ph.D. – The background and experience of Dr. Beer, President and Chief Executive Officer, is set forth above in “Directors”.

DAVID G. WESSING joined the Company as Chief Operating Officer and Vice President of Sales and Marketing on March 1, 2008. Mr. Wessing has approximately twenty years of management experience in product development, strategic business development and production / supply chain management. Prior to joining the Company, Mr. Wessing served as General Manager, Embedded Systems at GE Fanuc, a General Electric Company. He joined GE Fanuc through an acquisition in 2006 of SBS Technologies, Inc., a leading provider of embedded computing technology for defense and aerospace applications, where Mr. Wessing spent four years as Vice President and General Manager, responsible for doubling sales revenues during that period as well as adding a robust business development organization supporting sales efforts. Mr. Wessing has also held senior management positions at General Dynamics Information Systems, as Director, Advanced Programs and Business Development (1998-2001); Program Manager, Avionics Research and Development Programs for Computing Devices International (1996- 1998); and Manager, Business Development for McDonnell Douglas Aerospace (1989-1996). Prior to entering the corporate world, Mr. Wessing served in the U.S. Marine Corps as a pilot, with primary duties including leadership positions in operations, maintenance, training and safety. He holds an MBA from Maryville University, St. Louis, MO, and a BS in Engineering from the United States Naval Academy in Annapolis, MD.

EDWARD C. HALL joined JMAR August 2007 and was elected Chief Financial Officer in October 2007. Prior to this CFO assignment Mr. Hall was Chief Financial officer of Grubb&Ellis|BRE, a major commercial real estate brokerage firm in San Diego from 2005 to 2007.He has over 30 years experience as a chief financial officer of public and private companies including several companies in the life science industry in San Diego in the previous ten years. Previous positions include CFO for Aethlon Medical, Inc.,VP, Finance and CFO for Chromagen, Inc., a privately-held biotechnology company; VP, Finance and CFO for Cytel Corporation, a software and services company providing clinical trial design, simulation and monitoring for pharmaceutical research; and CFO for Medical Device Technologies, Inc., a developer of emerging medical technologies. Hall holds a BS in Aeronautical Engineering from Princeton University and an MBA from Harvard Business School. He is a partner with Tatum,LLC, a national executive services firm.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Table sets forth the annual and long-term compensation for services in all capacities to the Company during each of the last two fiscal years for the Company’s Chief Executive Officer and the other two most highly compensated individuals serving as executive officers during 2007 whose compensation (salary and bonus) exceeded $100,000. These individuals are referred to in the Proxy Statement as the “Named Officers.”

					Non-Equity
				Option	Incentive Plan	All Other
Name and Position	Year	Salary(1)	Bonus	Awards(2)	Compensation	Compensation(3)	Total
C. Neil Beer (4) President and Chief Executive Officer	2007	$211,539	$100,000	$89,790	$—	$73,339	$474,668
	2006	$165,577	$—	$48,322	$—	$27,817	$241,716
Douglas Cheng (5) Former Vice President of Operations, Vermont Operations	2007	$105,371	$—	$33,025	$—	$928	$139,324
	2006	$139,368	—	$23,947	$—	$1,083	$164,398
Robert A. Selzer (6) Former Sr. V.P. of Technology, Vermont Operations	2007	$127,012	$—	$28,163	$—	$928	$156,103
	2006	$134,231	$—	$24,113	$—	$1,033	$59,377

(1)	Amounts shown represent salary earned in 2007 and 2006.

(2)
Amounts shown for option awards reflect the dollar value recognized for financial statement purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R), including amounts related to stock options granted in prior years that were unvested at January 1, 2007. The costs for awards disregards adjustments for forfeiture assumptions, and the costs for awards made prior to 2007 are determined in accordance with the modified prospective transition method under FAS 123(R). A discussion of the relevant assumptions used in the valuation is contained in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in Part II, Item 8 of the Company’s Annual Report on Form 10-K filed with the SEC on April 2, 2008. Additional information regarding grants awarded in 2007 is presented in the “Grants of Plan Based Awards” table below. Of the dollar amounts included in this column, the following amounts are attributable to options granted prior to 2007 which were unvested on January 1, 2007: Dr. Beer ($238,833), Mr. Cheng ($23,167) and Mr. Selzer ($46,666). Also includes $84,133 for restricted stock awards to Dr. Beer ($29,733), Mr. Cheng ($15,650) and Mr. Selzer ($13,750) granted in 2007.

(3)
Amounts in this column consist of (i) matching contributions made by the Company under its 401(k) Plan to Messrs. Beer, Cheng and Selzer; (ii) life insurance premiums paid by the Company on behalf of Messrs. Beer, Cheng and Selzer; and (iii) perquisites and other personal benefits or property the aggregate amount of which exceeds $10,000 as to any named executive officer. Although the amounts of perquisites and other personal benefits cannot be determined precisely, the Company has concluded that the aggregate amount thereof does not exceed $10,000 for each of Messrs. Cheng and Selzer. Dr. Beer received the following types of personal benefits: reimbursement of relocation costs and an auto allowance.

(4)	Dr. Beer was appointed President and Chief Executive Officer in April 2006.

(5)	Mr. Cheng ceased being an employee in October 2007.

(6)	Mr. Selzer ceased being an employee in October 2007.

Grants of Plan-Based Awards

There were no option awards in 2007
.
The following table sets forth each grant of stock options made during the fiscal year ended December 31, 2007 to each of the Named Officers.

Outstanding Equity Awards at Fiscal Year-End (1)

	Number of Securities Underlying
	Unexercised Options (2)			Option
			Option Exercise	Expiration
Name	Exercisable	Unexercisable	Price($)	Date(3)
C. Neil Beer	5,000	—	3.531	7/8/2008
	5,000	—	2.4375	8/7/2009
	10,000	—	1.75	8/13/2010
	10,000	—	6.50	8/11/2011
	10,000	—	3.73	8/10/2012
	10,000	—	1.28	12/6/2013
	10,000	—	1.36	6/6/2014
	1,000	—	1.34	10/10/2014
	500	—	0.87	12/12/2014
	500	—	2.01	2/20/2015
	750	—	2.26	4/9/2015
	10,000	—	1.94	6/25/2015
	6,667	3,333	1.21	6/24/2016
	100,000	200,000	0.73	4/12/2016
	3,333	6,667	0.53	7/19/2017

(1)
No executive officer had any unearned equity awards outstanding at December 31, 2007. The majority of these options were granted under the Company’s 1999 Stock Option Plan. The exercise price of the options reported above was equal to the fair market value of the Company’s Common Stock at the date of grant. The terms of each such option are determined by the Compensation Committee of the Board of Directors. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions. The majority of these options contain a Reload Option feature whereby if the optionee exercises the option in whole or in part using shares of Common Stock owned by the optionee for at least six months, the Company shall grant to the optionee a new option to purchase that number of shares equal to the shares transferred to the Company in payment of the exercise price of the option. In addition, if the optionee exercises the option in whole or in part with cash, the Company shall grant to the optionee a new option to purchase that number of shares equal to the amount of cash paid divided by the market value of the Common Stock on the date of exercise. In both cases, these Reload Options will have an exercise price equal to the fair market value on the date of grant of the Reload Option and are not exercisable until one year following the date of grant.

Defined Benefit or Actuarial Plans

The Company has no defined benefit pension or actuarial plans under which its executive officers participate.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of the Company’s executive officers, to the extent that compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation paid in cash to the Company’s executive officers for 2007 did not exceed the $1.0 million limit per officer, and the Committee does not anticipate that the non-performance based compensation to be paid in cash to the Company’s executive officers for 2008 will exceed that limit. The Company’s 1999 Stock Option Plan and its 2006 Equity Incentive Plan have been structured so that any compensation deemed paid in connection with the exercise of stock option grants made under those plans with an exercise price equal to fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1.0 million limitation. Other types of equity-based awards which may be granted under that plan may also be structured so as to qualify as performance based compensation.

Employment Agreements

On September 21, 2006, the Company entered into an Employment Agreement with Dr. Beer which provides for the following: 1) Base salary of $250,000 per annum; 2) Reimbursement for all reasonable and allowable expenses incurred by Dr. Beer in relocating him and his family to San Diego, California; 3) Payment of $65,000 in additional compensation to defray the additional living costs and associated expenses of maintaining two houses; 4) In the event that Dr. Beer's employment is terminated without "cause" (as defined), he will be paid his salary for 6 months after such termination; and 5) In the event of termination of Dr. Beer's employment after a "change of control," he will receive a lump sum payment equal to 12 months of salary.

On February 22, 2008, the Board of Directors approved the appointment of David G. Wessing as the Company’s Chief Operating Officer and Vice President of Sales and Marketing effective on March 1, 2008.  There are no arrangements or understandings between Mr. Wessing and any other persons pursuant to which Mr. Wessing was selected as an officer. In connection with Mr. Wessing’s employment, the Board of Directors approved a compensation package consisting of 1) an annual base salary of $256,000, 2) a first year bonus potential of $100,000, subject to accomplishment of agreed-upon objectives and goals, 3) a moving allowance, 4) the  award to Mr. Wessing of 100,000 shares of Common Stock from the Company’s recently approved broad-based grant of shares of stock to substantially all of JMAR's employees and its directors under the Company’s 2006 Equity Incentive Plan, with the shares awarded to Mr. Wessing to be fully vested upon issuance, and 5) the grant of an option to purchase 1,000,000 shares of Common Stock from the Company’s 2006 Equity Incentive Plan, with a term of ten years and an exercise price of $0.10 per share and with one-third of the options vesting at the end of each year over a three year period.

On September 14, 2007, the Company entered into an Employment Agreement with Mr. Hall which provides for the following: 1) Base salary of $160,000 per annum, $10,000 of the first year’s compensation to be paid in stock; 2) Reimbursement, consistent with JMAR’s employee coverage, for all medical expenses, on a pretax basis, incurred by Mr. Hall, to continue his current medical coverage; 3) In the event that Mr. Hall’s employment is terminated by the Company without cause or by Mr. Hall with cause (as defined), he will be paid two months of his salary after 90 days of employment with an additional month’s termination pay after each additional six months of employment up to a limit of 12 months pay. In the event that such termination had occurred on December 31, 2007, the Company would have become obligated to pay Mr. Hall $26,667. Actual amounts payable can only be determined at the time of termination. Associated with Mr. Hall’s Employment Agreement, the Company executed a Resource Agreement with Tatum, LLC (“Tatum”) under which Tatum receives a monthly fee of $2,500 for the first year of Mr. Hall’s employment, $2,667 per month in the second and third year of employment and $1,000 per month thereafter. In addition, Tatum receives 15% of any cash bonus and 15% of the cash proceeds of any stock award associated with Mr. Hall’s services to the Company. Tatum would receive a share of Mr. Hall’s termination compensation, if any, calculated on the same basis as their monthly fee. Mr. Hall is a partner in Tatum, a national executive services firm.

Potential Payments upon Termination or Change-in-Control

The Company has no contractual obligations to pay severance or other enhanced benefits to the Named Officers upon termination of their employment, except as follows: 1) the Company,  in the event their employment is terminated without cause, has agreed to provide Dr. Beer with minimum severance benefits equal to six months of his base salary and Mr. Hall with an escalating severance starting at two months of his base salary after 90 days of employment with an additional month’s termination pay after each additional six months of employment up to a limit of 12 months pay.

Equity Compensation Plan Information

The following Table sets forth information regarding all equity compensation plans (including individual contracts) (i) previously approved by the Company’s shareholders, and (ii) not previously approved by the Company’s shareholders, as of December 31, 2007.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options and Warrants	Weighted-Average Exercise price of Outstanding Options and Warrants	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a))
	(a)	(b)	(c)

Plans Approved by Shareholders	2,597,677	$2.25	1,000,364

Plans Not Approved by Shareholders	1,330,492	$1.34	—

Total	3,928,169	$1.74	1,000,364

Summary Description of the Company’s Equity Compensation Plans

 The Company has two shareholder-approved stock option plans from which additional options may be granted (the 1999 Stock Option Plan and the 2006 Equity Incentive Plan) and four terminated option or warrant plans under which previously granted options and warrants remain outstanding. Prior to Nasdaq rule changes in 2003 requiring shareholder approval of compensatory equity grants, the Company established several plans and entered into a number of equity compensation agreements with individuals that were not required to be approved by the shareholders. All of these plans and individual arrangements are described below.

Shareholder Approved Plans:

The 2006 Equity Incentive Plan

The Company’s shareholders approved the 2006 Equity Incentive Plan (“2006 Plan”) in June, 2006. The 2006 Plan provides for the grant of options, restricted stock, stock bonuses, stock appreciation rights and other equity-based awards to the Company’s employees, directors and consultants for up to 2,000,000 shares of Common Stock etc., As of December 31, 2007, 1,564,384 shares of common stock were issued and outstanding and no options to purchase shares of common have been issued. 435,616 shares were available for future equity awards. (See also Non-Shareholder Approved Plans below)

The 1999 Stock Option Plan

The Company’s shareholders approved the 1999 Stock Option Plan (“1999 Plan”) in August, 1999 and approved an amendment to the 1999 Plan in December, 2002. This plan authorizes the grant of options to purchase up to 1,900,000 shares of the Company’s Common Stock. As of December 31, 2007, options to purchase 808,333 shares were outstanding and 564,748 shares were available for future option grants.

The 1991 Stock Option Plan

The Company’s shareholders approved the 1991 Stock Option Plan (“1991 Plan”) in July, 1991 and approved amendments to the 1991 Plan in June, 1992, September, 1995 and September, 1996. The 1991 Plan, as amended, provided for the grant of options to the Company’s employees, directors and consultants for up to 1,480,000 shares. The term of the 1991 Plan has expired and no further options may be granted under this plan. As of December 31, 2007, options to purchase a total of 224,960 shares were outstanding.

Non-Shareholder Approved Plans and Individual Arrangements:

Management Anti-Dilution Plan

In February, 1993, the Company’s Board of Directors approved the issuance of Warrants to the then officers and directors of the Company in consideration for agreements made by them in connection with an underwritten offering of the Company’s Common Stock. This plan has terminated and no additional securities may be issued from this plan. As of December 31, 2007, Warrants to purchase 306,920 shares of Common Stock are outstanding. These Warrants have an exercise price of $3.00 per share.

Research Division Warrant Plan

In April, 2001, Warrants were issued to employees of the Research Division in connection with an incentive plan for performance of certain milestones in 2000. This plan has terminated and no additional Warrants may be issued under this plan. As of December 31, 2007, Warrants to purchase a total of 10,500 shares were outstanding. These Warrants have an exercise price of $3.25 per share and expire on the earlier of 60 days after termination of employment or January, 2011.

2002 Research Division Plan

In May, 2002, the Company’s Board of Directors approved a plan for the issuance of non-plan options to purchase Common Stock to Research Division employees. This plan has terminated and no additional options may be issued from this plan. As of December 31, 2007, options to purchase 32,000 shares were outstanding. These options have an exercise price of $1.71 per share and expire on the earlier of 60 days after termination of employment or 10 years after date of grant.

The 2006 Equity Incentive Plan

On June 25, 2007 the Board of Directors resolved and unanimously approved an increase in the authorized shares of the 2006 Plan to 20,000,000 shares, subject to a shareholder-approved increase in authorized shares of the Company. On February 20, 2008  shareholders approved an increase in the Company’s authorized shares to 380,000,000 shares. As of June 26, 2008, 13,332,061 shares of common stock were awarded, of which 2,845,612 were issued and outstanding and 9,750,000 were subject to vesting. 6,667,939 shares were available for future equity awards.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Laurus Master Fund, Ltd. (“Laurus”) is the beneficial owner of more than 5% of the Company’s Common Stock. The disclosures in “Security Ownership Of Certain Beneficial Owners And Management And Related Stockholder Matters” above regarding Laurus’ ownership of Preferred Stock and Warrants are incorporated herein by reference. The terms of the Preferred Stock and substantially all of the Warrants provide that such instruments are not convertible or exercisable into Common Stock for so long as Laurus has beneficial ownership of more than 9.99% of the Company’s Common Stock.

In March, 2006, the Company and Laurus replaced the Company’s Working Capital Line that terminated on March 21, 2006 with a new working capital line (the “2006 Working Capital Line”). The 2006 Working Capital Line allowed the Company to borrow from time-to-time up to 90% of eligible accounts receivable and up to 50% of eligible inventory up to $500,000, up to an aggregate maximum of $3 million. The 2006 Working Capital Line is non-convertible and has no financial ratio covenants. The interest rate on the 2006 Working Capital Line is equal to the prime rate plus 2 percent. In connection with the 2006 Working Capital Line, the Company issued two warrants to Laurus to purchase a total of 458,181 shares of common stock at an exercise price of $0.01 per share and paid fees of $108,000. Of the 458,181 warrants, 240,000 vested in March 2007 based on the average borrowings under the 2006 Working Capital Line with an exercise price based on the three day average stock price prior to March 28, 2007, but no less than $1.00. Both warrants expire in March 2016. The interest rate (5 percent at July 14, 2008) on the 2006 Working Capital Line is equal to the prime rate plus 2 percent. The amount outstanding under the 2006 Working Capital Line was fixed on September 12, 2007 and terminates on August 31, 2009.  As of December 31, 2007 there was $649,911 outstanding under the 2006 Working Capital Line, including a $500,000 Overadvance.

On February 8, 2007, the Company sold 1,212,800 shares of Common Stock to Laurus for $230,432 and on March 6, 2007, the Company sold 1,041,667 shares of Common Stock to Laurus for $156,250.

On April 13, 2007, the Company and Laurus entered into a Securities Purchase Agreement which provided for the loan of $750,000 to the Company evidenced by a Secured Promissory Note (the “$750,000 Note”), together with a Warrant to purchase 7,597,750 shares of Common Stock. The terms of this transaction provided for the following: 1) the $750,000 Note accrues interest at the rate of prime rate plus 2%, which is 5 percent at July 14, 2008, with interest payable monthly in arrears which commenced on May 1, 2007, 2) the principal and all unpaid interest is due on August 31, 2009, 3) $250,000 of the loan proceeds were to be held in a restricted account until the satisfaction of certain stated minimum “burn rate” conditions and the achievement of certain business milestones (the Company satisfied these requirements and the funds were released to the Company), 4) the obligations under the Securities Purchase Agreement and the $750,000 Note are secured by the grant of a security interest in all of the Company’s assets, together with the benefit of security interests previously granted to secure other financing transactions with Laurus, 5) the Warrant has a term of ten years and an exercise price of $0.01 per share and contains a cashless exercise provision which is exercisable in the event that a registration statement covering the Warrant is not effective; provided, however, Laurus is restricted from selling the shares issuable under the Warrant for a one year period following issuance of the Warrant, 6) the Company entered into a registration rights agreement providing for the filing of a registration statement covering the resale of the Warrant shares within six months after the closing of this transaction (this requirement has been waived by Laurus), and 7) the Company paid a fee of $26,250 to Laurus. As of December 31, 2007, $750,000 was outstanding pursuant to the $750,000 Note.

On April 23, 2007, the Company and Laurus entered into a Securities Exchange Agreement that provided for the issuance by the Company to Laurus of a total of 1,500,000 shares of Common Stock (the “Shares”) in exchange for and in cancellation of i) $194,754 of stated value of Series G Preferred Stock held by Laurus, and ii) $18,996 of stated value of Series I Preferred Stock. Following this exchange, Laurus owned a total of $1,261,266 of stated value of Series G Preferred Stock and $6,374,984 of stated value of Series I Preferred Stock. As a result of the payment of the Shares, a total of $213,750 was applied to pay monthly redemption payments owing under the Preferred Stock in chronological order as follows: (i) the entire monthly redemption amounts ($27,822 per month) owing under the Series G Preferred Stock for the months of February through August, 2007 (for a total of $194,754), and (ii) $18,996 of the redemption amount owing under the Series I Preferred Stock for the month of August 2007.

In June, 2007, the Company committed to a transaction with Laurus by executing a term sheet providing for the sale from time to time of up to $3.5 million of a new Series J preferred stock. The definitive terms of this agreement are contained in a Securities Purchase Agreement, dated July 5, 2007, between the Company and Laurus (the “Series J SPA”).  Such sales are intended to be done following the conversion or exchange by Laurus of an equivalent amount of its existing preferred stock. On June 28, 2007, the Company entered into a Securities Exchange Agreement with Laurus which provided for the issuance to Laurus of two million (2,000,000) shares of Common Stock in exchange for and cancellation of $204,400 stated value of Series G and Series I Preferred Stock held by Laurus. On July 5, 2007, the Company entered into a second Securities Exchange Agreement with Laurus which provided for the issuance to Laurus of another two million (2,000,000) shares of Common Stock in exchange for and cancellation of another $204,400 stated value of Series G and I Preferred Stock. As a result of these two transactions, a total of $408,800 of Series G and Series I Preferred Stock were redeemed and this dollar amount was applied to pay the monthly redemption payments due under the outstanding Series G and I Preferred Stock such that the remaining monthly redemption payment owing in August, the entire September and October monthly redemption payments and a portion of the November monthly redemption payment were canceled.

On July 5, 2007, the Company and Laurus entered into a Securities Purchase Agreement (the “Series J SPA”) The Series J SPA provides for the issuance from time to time of up to $3.5 million of shares of Series J Cumulative Convertible Preferred Stock (“Series J Preferred Stock”). Pursuant to the Series J SPA, the Company’s Board of Directors created a new Series J Cumulative Convertible Preferred Stock, with a stated value of $1,000 per share, and authorized sale and issuance from time to time of up to 3,500 of such shares. Pursuant to the Series J SPA, purchases by Laurus of shares of Series J Preferred Stock will be made from time to time in such amounts and at such times as Laurus may determine in its sole discretion. The Series J Preferred Stock accrues dividends at the rate of 9.5% per annum and is convertible into shares of the Company’s Common Stock at a conversion price equal to lesser of (i) $0.15 or (ii) the equivalent price at which Laurus has most recently exchanged shares of Common Stock for shares of Series G and I Preferred Stock. In the event that any shares of Series J Preferred Stock remain outstanding on the second anniversary of the issuance of such shares, such shares must be redeemed in cash by the Company. The Series J Preferred Stock also provides that the Company can force the conversion of the Series J Preferred Stock at $0.50 per share if the bid price of the Company’s Common Stock for ten consecutive trading days equals or exceeds $0.50 per share and the trading volume during such ten day period exceeds 100,000 shares per day. The provisions of the Series J Preferred Stock restrict Laurus from converting into shares of Common Stock if Laurus would have beneficial ownership of more than 9.99% of the Company.

The Series J SPA also provided that a portion of the outstanding shares of Series G and Series I Preferred Stock will be amended with each sale and issuance of Series J Preferred Stock, as follows: A stated amount of Series G and I Preferred Stock equal to 200% of the stated amount of the Series J Preferred Stock that is issued will be amended to reduce its conversion price to a price equal to the average of the volume weighted average price for the five trading days prior to the issuance of the new Series J shares.

The Company agreed that it would file a Form S-1 Registration Statement with the SEC to register the resale of the shares of Common Stock issuable on conversion of the Series J Preferred Stock within 60 days after an aggregate of $1 million of Series J Preferred Stock has been sold. The Company agreed to use its best efforts to obtain effectiveness of the registration statement within 120 days after filing with the SEC and to pay a penalty equal to one percent (1%) per month for a maximum of eight months if the registration statement is not filed or declared effective within the required deadlines.  As of December 31, 2007, an aggregate of $1 million or more of Series J Preferred Stock has not been sold and the Company is not yet obligated to file such a registration statement.

On July 5, 2007, Laurus purchased 408.8 shares of Series J Preferred Stock (with a stated value per share of $1,000) for gross proceeds of $408,800. The shares of Series J Preferred Stock issued in this transaction have a conversion price of $0.1022 per share (the price at which Laurus had most recently received shares of Common Stock in exchange for its Series G and Series I Preferred Stock). In connection with the sale of the Series J Preferred Stock, the Company paid Midtown Partners & Co., LLC (“Midtown Partners”) a fee equal to eight percent (8%) of the gross proceeds from the sale of the Series J Preferred Stock and a warrant to purchase 320,000 shares of Common Stock, with a term of 5-1/2 years, an exercise price of $0.1022 per share and a provision enabling the holder to effect a cashless exercise of the Warrant. As a result of this issuance of Series J Preferred Stock, pursuant to the SPA the conversion price for a total of $817,600 of stated value of Series I Preferred Stock was reduced to $0.15 per share.

On July 20, 2007 the Company and Laurus entered into an Agreement which provides that certain of the convertible securities owned by Laurus may not be converted into common stock unless and until the Company’s shareholders have approved an amendment to the Company’s Certificate of Incorporation to increase the authorized capital stock from 80,000,000 shares of Common Stock to 300,000,000 shares of Common Stock. The shares which will not be convertible consist of 1) those shares of Series I Preferred Stock with a stated value of $817,600 that were amended on July 5, 2007 to reduce their conversion price as noted above, 2) the shares of Series J Preferred Stock with a stated value of $408,800 with a conversion price of $0.1022 that were issued on July 5, 2007, and 3) up to another $817,600 of Series J Preferred Stock and up to another $1,635,200 of Series G and Series I Preferred Stock to be adjusted in connection with the sale of such Series J Preferred Stock. As of December 31, 2007, only $300,000 of the $817,600 of additional shares of Series J Preferred Stock has been sold and the conversion price of $600,000 of Series G and I Preferred Stock has been reduced as provided. Pursuant to this Agreement, the Company agreed to file a proxy statement and solicit approval by its shareholders of the increase in authorized shares. On February 20, 2008, the Company’s shareholders approved an amendment to the Company’s Certificate of Incorporation to increase the authorized shares of Common Stock to 380,000,000 shares.

On August 8, 2007, Laurus purchased 2,100,000 shares of Common Stock in exchange for and cancellation of $252,000 stated value of Series G and Series I Preferred Stock held by Laurus. As a result of this transaction, $252,000 of Series G and Series I Preferred Stock has been redeemed and this dollar amount has been applied to pay the monthly redemption payments due under the outstanding Series G and I Preferred Stock such that the remaining monthly redemption payment owing under the Series G for November, 2007 has been satisfied, the entire monthly redemption payment under the Series I for November has been satisfied and $107,618 of the $122,178 December redemption payment under the Series I has been satisfied.

On August 9, 2007, Laurus purchased $300,000 of shares of Series J Preferred Stock with a stated value of $1,000 per share. These shares of Series J Preferred Stock have a conversion price of $0.12 per share. The Series J Preferred Stock accrues dividends at the rate of 9.5% per annum.

If not previously converted, the Series G, I and J Preferred Stock, as amended, must be redeemed by the Company as follows:

	Gross Amount
	Outstanding at	Scheduled Redemptions
Description	December 31, 2007	2008	2009	Total
Series G Preferred	$1,177,800	$—	$1,177,800	$1,177,800
Series I Preferred	5,797,651	—	5,797,651	5,797,651
Series J Preferred	708,800	—	708,800	708,800
Total	$7,684,251	—	$7,684,251	$7,684,251

In connection with all of the above financing transactions with Laurus, the Company issued warrants to Laurus to purchase a total of 127,048,956 shares of common stock at prices ranging from $.01 to $5.00. In addition, in connection with the 2006 Working Capital Line on April 30, 2006, Laurus was granted two warrants exercisable into up to 458,181 shares of common stock at an exercise price of $0.01 per share. As of December 31, 2007 all of the preferred stock and warrants held by Laurus are convertible or exercisable into approximately 147.1 million shares.

All of the preferred stock and warrants (Securities) held by Laurus contain provisions that restrict the right of Laurus to convert or exercise its JMAR securities in order to limit its percentage beneficial ownership. If Laurus were to waive these beneficial ownership limitations the Securities would be convertible for or exercisable into more than 9.99% of the outstanding shares of the Company’s common stock commencing 75 days after notice of such waiver. However, Laurus has not waived such limitation. Laurus has also agreed that none of the Securities shall be converted or exercised to the extent that conversion or exercise of the Securities would result in Laurus beneficially owning more than 9.9% of the shares of the Company’s common stock (as of various issuance dates of the securities) unless and until the Company obtains stockholder approval of such excess. Excluded from such calculation are all shares issued to Laurus upon conversion of convertible preferred stock or exercise of warrants but no longer owned by Laurus.

On September 12, 2007, the Company entered into a Securities Purchase Agreement (the “September 2007 SPA"), dated for identification purposes as of August 31, 2007, with Laurus and related agreements. Pursuant to the September 2007 SPA,  Laurus completed a loan to the Company of $7,500,000 evidenced by a Secured Term Note (the "$7.5 million Term Note ") and was issued two warrants (the “September 2007 Warrants") for the purchase of a total of 119,000,000 shares of the Company’s Common Stock. The maturity date of the $7.5 million Term Note is August 31, 2009. Interest on the Note is payable monthly, with interest accruing at the rate of two percent above the prime rate, as determined from time to time, but at a rate of no less than 10.25% per annum. The $7.5 million Term Note was disbursed principally as follows: 1) $620,000 was disbursed directly to the Company, 2) $6,420,600.61 of the proceeds of the $7.5 million Term Note were funded and placed in a restricted account, with the disbursement of such funds subject to the conditions described below, 3) $194,899.39 of the proceeds of the $7.5 million Term Note were paid to Laurus at closing in satisfaction of outstanding interest, dividends and other obligations owing to Laurus under other loans and securities previously issued to Laurus, and 4) Laurus was paid a closing fee of $262,500. The incremental release of the funds deposited into the restricted account will only occur pursuant to written operating budgets of the Company to be submitted to Laurus no less than monthly (the "Monthly Operating Budgets"), which budgets shall be, in form and substance acceptable to Laurus in its sole discretion. If the Monthly Operating Budgets fail to be acceptable to Laurus in form or substance, no funds from the restricted account shall be released to the Company.

The September 2007 Warrants have an exercise price of $0.01 per share and a term of ten years. In no event may the September 2007 Warrants be exercised in excess of the number of shares which would cause the total number of issued and outstanding shares of the Company’s Common Stock plus the number of shares of Common Stock reserved for issuance under all outstanding options, warrants (including the September 2007 Warrants) and preferred stock to exceed the number of the Company’s authorized shares of Common Stock. Pursuant to the September 2007 SPA, the Company agreed that on or before March 5, 2008 it would seek and have obtained shareholder approval and would have amended its certificate of incorporation to increase its authorized Common Stock to no less than 300,000,000 shares. A failure to increase the Company’s authorized shares to at least 300,000,000 shares on or before such date would have constituted an event of default under the $7.5 million Term Note. On February 20, 2008, the Company’s shareholders approved an amendment to the Company’s Certificate of Incorporation to increase the authorized shares of Common Stock to 380,000,000 shares.

The Company and Laurus are parties to several registration rights agreements which require the Company to include the shares issued and issuable to Laurus in registration statements filed with the SEC. All of the shares of Common Stock issuable on conversion of the Preferred Stock are included in effective registration statements and also benefit from the Rule 144 holding period attributable to the Preferred Stock. The shares issuable on exercise of Warrants that were issued to Laurus prior to 2006 are included in effective registration statements. Except with regard to the transactions with Laurus, there were no transactions since January 1, 2007, and there are no currently proposed transactions, in which the Company is a participant where the amount involved exceeds $120,000 and in which any director, executive officer or their respective immediate family members, or a owner of more than 5% of the Company’s common stock have a direct or indirect material interest.

Policy and Procedures with Respect to Related Party Transactions

The Company has adopted a written policy for approval of transactions and arrangements between the Company and the Company’s directors, director nominees, executive officers, greater than five percent stockholders, and their immediate family members (each, a “related party”) where the amount involved is considered material.

The policy provides that the Board’s Compensation Committee reviews the material facts of certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In determining whether to approve or ratify an interested transaction, the Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

The Compensation Committee has considered and adopted standing pre-approvals under the policy for certain limited transactions with related parties that meet specific criteria. Pre-approved transactions are limited to:

•
Employment compensation of executive officers of the Company, if the compensation is required to be reported in the Company’s proxy statement or would have been required to be reported in the Company’s proxy statement if the executive officer was a “named executive officer”, and the Company’s Compensation Committee approved (or recommended that the Board approve) such compensation;

•	Any director compensation if the compensation is required to be reported in the Company’s proxy statement; and

•
Any transaction where the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g. dividends).

REPORT OF THE COMPENSATION COMMITTEE

THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER JMAR FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT JMAR SPECIFICALLY INCORPORATES THIS REPORT BY REFERENCE THEREIN.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors (the “Committee”) is responsible for approving the compensation structure for our executive officers and for annually reviewing it for competitiveness.

Compensation Philosophy and Objectives

Hiring and retaining quality employees are key factors to our success. Our compensation programs for executive officers are designed to (1) attract talented individuals who are capable of growing the Company, (2) retain key individuals, (3) motivate executive officers to increase the Company’s performance for the benefit of stockholders, and (4) reward executive officers for exceptional individual contributions to the achievement of our business objectives. Our compensation programs are tied directly to stated individual performance objectives to benefit the Company’s strategic interests and business operations goals. performance and compensation earned.

Our compensation policy applicable to all employees strives to establish and maintain a system of compensation that, with reasonable availability of resources, is consistent with total compensation in comparable labor markets for similar jobs being performed. Our compensation system is driven by a number of factors including, but not limited to, our ability to pay based on current economic and business factors, the current market value of a position based on the skills, knowledge, experience and competencies required of a fully competent incumbent; internal equity of a job as compared to other similar jobs within the organization; and the strategic value of a position.

We believe that the compensation of our executives should largely reflect their success as a management team, rather than as individuals, in attaining key operating objectives, such as growth of revenues, and ultimately, in realizing increased stockholder value. We believe that the performance of the executives in managing our company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that our executives’ compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable. Rather, we believe that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the successful management of the Company by our executives. We seek to provide long-term incentives through awards of options and other forms of equity from our stockholder-approved equity incentive plans.

Components of 2007 Executive Compensation

Our 2007 executive compensation package consisted of base salary and long-term incentive equity awards (consisting of grants of shares of common stock). We also provide a package of employee benefits (health, disability and life insurance) intended to be competitive for companies of our size. In earlier years, we also provided for a management cash bonus plan which provided for payment of bonuses based upon the achievement of certain individual performance goals and our financial performance objectives. No bonus plan was approved for 2007 and adoption of a cash bonus plan for 2008 will depend on the Company’s profitability status at yearend.

Base Salary

The base salaries for executive officers are established considering a number of factors, including the Company’s financial condition; the executive’s individual performance and measurable contribution to the Company’s success; and pay levels of similar positions with comparable companies in the industry. The Compensation Committee supports the Company’s compensation philosophy of moderation for elements such as base salary and benefits. Base salary decisions are made as part of the Company’s annual review process. Generally, base salaries are maintained to be comparable to salaries paid by similar size, high technology public companies. In determining the level of base salaries and other compensation, the Compensation Committee had access to the results of several salary surveys procured by the Company.

Dr. Beer was appointed Chief Executive Officer of the Company in April 2006. The base salary payable to Dr. Beer for 2006 was initially set at $225,000 per annum, increasing to $250,000 per annum on July 1, 2006. This was determined as a result of arms’ length negotiations between Dr. Beer and the other members of the Board of Directors. The members of the Compensation Committee believe that Dr. Beer’s base salary for 2006 was set at a level that was competitive with the base salary levels in effect for chief executive officers at similarly situated companies. In February, 2007, in order to enable the Company to conserve cash, Dr. Beer agreed to reduce his base salary to $125,000.

Although the Committee considers the Company’s general financial performance and financial condition in its determination of the appropriate levels of base salaries for executive officers, it does not tie the base salaries to a specific measure of Company financial performance.

In February, 2007, in order to conserve cash, in lieu of salary increases for 2007, the Compensation Committee approved the creation of a stock bonus pool of a maximum of 230,000 shares of common stock to be awarded to certain executive officers and key employees upon the achievement of specific short-term business goals, plus an additional maximum of 126,667 shares to be issued to the CEO based upon the amount of shares earned by the other executive officers. The plan called for achievement of the goals by March 31, 2007. In April, 2007, the Compensation Committee approved the issuance of 20,000 and 25,000 shares, respectively, to two (now former) executive officers, 40,000 shares to a key employee who was not an executive officer, and 78,333 shares to Dr. Beer. In March, 2007, the two executive officers agreed to reduce their base salaries by 50%.

The Committee’s view is that, subject to significant changes in the Company’s financial condition, future adjustments to base salaries will be modest and that increases in compensation for the executive officers will be through performance-based bonus plans and stock option grants. In consideration of the reduction of his salary and successful arrangement of the $7.5 million Term Note financing with Laurus, the Board of Directors awarded Dr. Beer a $100,000 bonus in October 2007.

Long-Term Equity Incentive Awards

The Company’s stockholder-approved 1999 Stock Option Plan authorizes the Compensation Committee to grant awards of stock options and its 2006 Equity Incentive Plan authorizes the Compensation Committee to grant awards of stock options, restricted stock, stock bonuses, stock appreciation rights and other equity-based awards to its executive officers and other key employees. The goals of the Company’s equity awards are to: (1) align the interests of each executive officer with those of our stockholders by providing each individual with a significant incentive to manage the Company from the perspective of a stockholder with an equity stake in the business, and (2) encourage long-term retention of key employees by virtue of vesting conditions imposed on typical equity awards. Employees must remain employed by the Company for a fixed period of time in order for the equity awards to vest fully. Typically, options awards vest over a three-year period at the rate of one-third per year and have a term of ten years. Vesting ceases upon termination of employment and unvested options terminate upon termination of employment. The right to exercise vested options ceases 60 days after termination of employment, except that in the case of death the exercise period extends until one year after such termination of employment. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. Between June, 2003 and June, 2004, options were granted to directors in payment of director meeting fees with an exercise price of $1.00 below market value in order to provide an equivalent value in lieu of the prior grant of shares of common stock (with the appropriate compensation expense recorded in the Company’s financial statements). Except for these options, all options granted to date have an exercise price equal to 100% of the average of the closing prices of the stock for the five days prior to the date of grant. Options granted in the future are planned to be granted using the closing price for the Company’s common stock for the date such amount is owed.

Perquisites, Personal Benefits and Other Compensation

The Company does not generally provide significant perquisites or personal benefits to executive officers, although pursuant to an employment agreement the Company agreed to pay or reimburse Dr. Beer for all reasonable and allowable expenses incurred by Dr. Beer in relocating himself and his family from Colorado Springs, Colorado to San Diego, California. These expenses include the cost of commissions, fees, escrow and closing costs involved with the purchase of a residence in the San Diego area, and transport of automobiles, household goods, and travel. In addition, in the event that Dr. Beer’s Colorado residence does not sell in a timely manner, in order to expedite Dr. Beer’s purchase of a residence in San Diego and to further facilitate the performance of Dr. Beer’s duties, the Compensation Committee authorized the payment of $65,000 in additional compensation to Dr. Beer to defray the additional living costs and associated expenses of maintaining two houses. The amounts paid to Dr. Beer are described more fully in the footnotes to the Summary Compensation Table above. Also included in the Summary Compensation Table for each of the executive officers under the heading “All Other Compensation” is the value of the Company’s matching contributions to the executive officers’ 401(k) accounts and the value of life insurance premiums and certain housing and transportation costs. The Company match portion of the 401(k) plan is available to all employees of the Company.

Severance Arrangements

The Company has no contractual obligations to pay severance or other enhanced benefits to its executive officers upon termination of their employment, except as follows: 1) the Company,  in the event their employment is terminated without cause, has agreed to provide Dr. Beer with minimum severance benefits equal to six months of his base salary and Mr. Hall with an escalating severance starting at two month’s of his base salary after 90 days of employment with an additional month’s termination pay after each additional six months of employment up to a limit of 12 months pay and 2) the Company agreed to provide a former executive with severance benefits equal to 13 weeks of base salary in the event his employment was terminated without cause, which were paid upon closure of the Company’s Vermont Operations in October 2007.

Stock Option Grant Timing and Price

All stock option grants to employees, including the executive officers, are made either from the Company’s 1999 Stock Option Plan or from the Company’s 2006 Equity Incentive Plan and are required to be approved by the Compensation Committee. The exercise price of options were set equal to the average of the closing prices of the Company’s common stock as reported on the OTCBB for the five trading days immediately preceding the date of the grant. Except as noted above regarding certain options granted to the directors in 2003 and 2004 in lieu of payment of meeting fees in shares, the Company has never granted options with an exercise price that is less than the fair market value of the Company’s Common Stock on the grant date, nor has it granted options which are priced on a date other than the grant date. Options granted in the future are planned to be granted using the closing price for the Company’s common stock for the date such amount is owed.

Pension Plans

The Company has no pension plans or other defined benefit retirement plans that benefit the executive officers or directors.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of the Company’s executive officers, to the extent that compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation paid in cash to the Company’s executive officers for 2007 did not exceed the $1.0 million limit per officer, and the Committee does not anticipate that the non-performance based compensation to be paid in cash to the Company’s executive officers for 2008 will exceed that limit. The Company’s 1999 Stock Option Plan and its 2006 Equity Incentive Plan have been structured so that any compensation deemed paid in connection with the exercise of stock option grants made under that plan with an exercise price equal to fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1.0 million limitation. Other types of equity-based awards which may be granted under that plan may also be structured so as to qualify as performance based compensation.

Compensation Committee Interlocks and Insider Participation

During 2007, executive compensation matters were addressed by the Compensation Committee of the Board of Directors. None of the members of the Compensation Committee were either officers or employees of the Company. None of the members of the Compensation Committee serves as an executive officer of any other entity whose Board of Directors or compensation committee includes an executive officer of the Company.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy for the Annual Meeting to be held on August 22, 2008 to be filed with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Charles A. Dickinson
James B. McCarthy (from January 21, 2008)

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Stockholders who intend to submit proposals to be voted upon at the Annual Meeting of Shareholders or who intend to nominate persons for election for the Board of Directors must do so in accordance with the Company’s Bylaws and applicable SEC Rules. Nothing in the following discussion is meant to preclude discussion by any shareholder of any business properly brought before the Annual Meeting.

Inclusion in Company’s Proxy Statement

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in the Company’s 2009 Proxy Statement. In order to qualify for inclusion, among other requirements, stockholder proposals must be submitted in writing to the Secretary of the Company and received no later than March 23, 2009 (based on the release of proxy materials for the 2008 meeting on July 21, 2008.) Stockholders interested in submitting a proposal or a nomination are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws.

Other Matters to Come Before the Meeting

Under the Company’s Bylaws, a proposal or nomination that a stockholder does not seek to include in the Company’s proxy statement for its 2009 Annual Meeting, but which the stockholder wishes to have considered and voted on at the 2009 Annual Meeting, must be submitted in writing to the Secretary of the Company not later than June 6, 2009 (based on the release of proxy materials on July 21, 2008 for the meeting on August 22, 2008.) If the date of the 2009 Annual Meeting is advanced or delayed by more than 30 days from the anniversary date of the 2008 Annual Meeting (August 22), the stockholder must submit any such proposal or nomination no later than the later of the close of business on the 75th day prior to the date of the 2009 Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The stockholder’s submission must include certain specified information concerning the proposal or nominee and information as to the stockholder’s ownership of common stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the Annual Meeting. If the stockholder submits the proposal or nomination prior to the deadline, but does not conduct its own solicitation of shareholders in accordance with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, the persons named as proxies intend to exercise their discretionary authority to vote as they deem in the best interests of the Company on any such proposal or nomination submitted by a stockholder. Stockholders should contact the Secretary of the Company in writing at 10905 Technology Place, San Diego, CA 92127 to obtain additional information as to the proper form and content of submissions.

SHAREHOLDER COMMUNICATIONS WITH BOARD OF DIRECTORS

The Board of Directors has approved a process for shareholders to send communications to the Board or any of the directors. All such communications will first go to the Corporation’s Corporate Secretary. If a communication does not relate in any way to Board matters, he or she will deal with the communication as appropriate. If the communication does relate to any matter of relevance to the Board, he or she will relay the message to the Chairman of the Board, who will determine whether to relay the communication to the entire Board or to other non-management directors. The Corporate Secretary will keep a log of all communications addressed to the Board. If you wish to submit any comments or express any concerns to the Board, you may use one of the following methods:

•	Write to the Board at the following address:
Board of Directors
c/o Corporate Secretary
JMAR Technologies, Inc.
10905 Technology Place
San Diego, CA 92127
•	Email the Board at: boardofdirectors@jmar.com

Policy Regarding Board Attendance at Annual Meetings

Shareholders who attend the Company’s Annual Meeting of Shareholders often have the opportunity to meet and talk to members of the Board of Directors. It is the Company’s policy that, absent unusual circumstances, members of the Board of Directors should attend the Company’s Annual Meeting of Shareholders. This is facilitated by the fact that the Board of Directors customarily holds a regularly scheduled Board of Directors meeting on or near the same date as the Annual Meeting. There was no Annual Meeting of Shareholders in 2007. All members of the Board of Directors plan to attend the Company’s Annual Meeting of Shareholders on August 22, 2008.

OTHER BUSINESS

The Board of Directors does not intend to present any other business at the meeting and knows of no other matters which will be presented at the meeting.

By Order of the Board of Directors

Dated: July 21, 2008	/s/ Edward C. Hall
Secretary

Proxy - JMAR Technologies, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS

The undersigned shareholder of JMAR Technologies, Inc. hereby appoints C. Neil Beer and Edward C. Hall with full power of substitution to each, as proxies of the undersigned to represent the undersigned at the 2008 Annual Meeting of the Shareholders of JMAR Technologies, Inc. to be held on Friday, August 22, 2008 at 10905 Technology Place, San Diego, California, at 3:00 p.m., local time, and at any adjournment(s) thereof, with all powers, including voting rights, which the undersigned would possess if personally present at said meeting on the matters listed on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES FOR DIRECTOR LISTED ON REVERSE SIDE AND FOR THE RATIFICATION OF THE SELECTION OF SINGER LEWAK GREENBAUM & GOLDSTEIN LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

IMPORTANT: PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

(Continued on reverse side.)

JMAR Technologies, Inc.	☐	Mark this box with an X if you have changes to your name or address details above
[Shareholder Name and Address]

Annual Meeting Proxy Card

A	Election of Directors
1.
Election of five Directors of the Company to serve until the 2009 Annual Meeting of Shareholders of JMAR Technologies, Inc. and until their respective successors are duly elected and qualified. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold	For All	To withhold authority to vote for any individual
	All	All	Except	nominee(s), mark “For All Except” and write the
	☐	☐	☐	nominee’s name on the line below.
#01 – C. Neil Beer #02 – Charles A. Dickinson
#03 – J. Paul Gilman
#04 James B. McCarthy
#05 Richard J. Naughton

B	Proposal
The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain
2.	Ratification of the selection	☐	☐	☐
of Singer Lewak Greenbaum & Goldstein LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

C Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

The proxies (or, if only one, then that one proxy) or their substitutes acting at the meeting may exercise all powers hereby conferred.

The undersigned hereby revokes any prior proxy and ratifies and confirms all the above-named proxies or their substitutes, and each of them, shall lawfully do or cause to be done by virtue hereof.

The undersigned acknowledges receipt of the Notice of the 2008 Annual Meeting of Shareholders and accompanying Proxy Statement dated July 21, 2008.

IMPORTANT: In signing this Proxy, please sign your name or names in the same way as shown above. When signing as a fiduciary, please give your full title. If shares are registered in the names of two or more persons, each should sign.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /